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                                                                    EXHIBIT 13.1



                          INDEPENDENT AUDITOR'S REPORT

We have audited the statement of net assets available for benefits of the Butler Manufacturing Company Galesburg Hourly Employee Savings Trust as of December 31, 1997, and the related statements of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Butler Manufacturing Company Galesburg Hourly Employee Savings Trust as of December 31, 1997, and the changes in net assets available for benefits for the year then ended, in conformity with generally accepted accounting principles.



                                                     /s/ McGLADREY & PULLEN, LLP

Galesburg, Illinois
June 9, 1998